                                                                    EXHIBIT 11.1

              Statement Regarding Computation of Per Share Earnings

Computation of Earnings Per Share
---------------------------------

The following formula was used to calculate the earnings per share, Consolidated Statements of Income for the three and nine months ended September 30, 2001 and 2000, included in this report as Exhibit 13.3.

Earnings Per Share

Net Income/
Weighted average shares of common stock outstanding for the period

                                   Three months ended
                                     September 30,
                               -------------------------
                                   2001          2000
                               -----------    ----------
Weighted Average
Shares Outstanding              1,538,443      1,538,443
Net Income                        638,858        603,940
Per Share Amount                      .42            .39

                                    Nine months ended
                                       September 30,
                               -------------------------
                                   2001          2000
                               -----------    ----------
Weighted Average
Shares Outstanding              1,538,443      1,538,443
Net Income                      1,824,241      1,748,343
Per Share Amount                     1.19           1.14

No common stock equivalents exist.